As filed with the Securities and Exchange Commission on August 15, 2005	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MULTICELL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1412493
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

701 George Washington Highway
Lincoln, RI 02865
(401) 333-0610
(Address of principal executive offices)

MultiCell Technologies, Inc. 2004 Equity Incentive Plan

(Full title of the plans)

W. Gerald Newmin
Chairman and Chief Executive Officer
MultiCell Technologies, Inc.
701 George Washington Highway
Lincoln, RI 02865

(Name and Address of Agent for Service)

(401) 333-0610

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Julie M. Robinson, Esq. Cooley Godward llp 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

2004 Equity Incentive Plan Common Stock (par value $.01)	5,130,000 shares	$1.06 (2)	$ 5,437,800.00 (2)	$640.03
2004 Equity Incentive Plan Common Stock (par value $.01)	50,000 shares	$0.80 (3)	$40,000.00 (3)	$4.71
2004 Equity Incentive Plan Common Stock (par value $.01)	30,000 shares	$1.05 (3)	$31,500.00 (3)	$3.71
2004 Equity Incentive Plan Common Stock (par value $.01)	50,000 shares	$1.10 (3)	$55,000.00 (3)	$6.47
2004 Equity Incentive Plan Common Stock (par value $.01)	200,000 shares	$1.25 (3)	$250,000.00 (3)	$29.43
2004 Equity Incentive Plan Common Stock (par value $.01)	200,000 shares	$1.35 (3)	$270,000.00 (3)	$31.78
2004 Equity Incentive Plan Common Stock (par value $.01)	1,290,000 shares	$1.40 (3)	$1,806,000.00 (3)	$212.57
2004 Equity Incentive Plan Common Stock (par value $.01)	50,000 shares	$1.49 (3)	$74,500.00 (3)	$8.77

Total:	7,000,000 shares	N/A	$ 7,964,800.00	$937.47

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "1933 Act"), this Registration Statement also registers any additional shares of the Registrant's common stock that may become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)

Represents shares available for future grant under the 2004 Equity Incentive Plan. The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price have been estimated solely for the purpose of calculating the amount of the registration fee and, pursuant to Rule 457(h) (1) of the 1933 Act, have been calculated using the average of the bid and asked sales prices of the Company's common stock as reported on the OTC Bulletin Board on August 3, 2005 of $1.06 per share.

(3)	Represents shares reserved for issuance under stock options granted under the MultiCell Technologies, Inc. 2004 Equity Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

          Not required to be filed with this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

          Not required to be filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

          The following documents filed by Registrant with the SEC are incorporated by reference in this Registration Statement:

(1)

Registrant's Annual Report on Form 10-KSB (File No. 001-10221), for the fiscal year ended November 30, 2004 which was filed on February 28, 2005, including information incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A for our 2005 Annual Meeting of Stockholders, which was filed on April 15, 2005;

(2)	Our Quarterly Reports on Form 10-QSB for our fiscal quarters ended February 28, 2005 and May 31, 2005, which were filed on April 14, 2005 and July 15, 2005, respectively;
(3)	Our Current Report on Form 8-K filed on May 19, 2005; and
(4)

The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A filed by the Registrant to register the Common Stock under the Exchange Act, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

          In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

          Not applicable.

Item 5.  Interests of Named Experts and Counsel.

          The validity of the issuance of the Common Stock being offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Cooley Godward llp, San Diego, California.

Item 6.  Indemnification of Directors and Officers.

          The Company's amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:

          •    any breach of their duty of loyalty to the corporation or its stockholders;

          •    acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          •    unlawful payments of dividends or unlawful stock repurchases or redemptions; or

          •    any transaction from which the directors derived an improper personal benefit.

          These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

          The Company's amended and restated bylaws provide that the Company will indemnify its directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. The Company's amended and restated bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with his or her services to the Company, regardless of whether the Company's amended and restated bylaws permit such indemnification. The Company has obtained a policy of directors' and officers' liability insurance.

          The Company has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated bylaws. These agreements, among other things, require the Company to indemnify its directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company's directors or executive officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at its request.

Item 8.  Exhibits

Exhibit Number
5.1	Opinion of Cooley Godward llp.
10.1	Amended 2004 Equity Incentive Plan.
23.1	Consent of J.H. Cohn LLP, independent registered public accounting firm.
23.2	Consent of Cooley Godward llp is contained in Exhibit 5.1 to this Registration Statement.
24	Power of Attorney is contained on the signature pages.

UNDERTAKINGS

          The undersigned Registrant hereby undertakes:  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B.   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C.    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 5, 2005.

MultiCell Technologies, Inc.
By: /s/	W. Gerald Newmin
W. Gerald Newmin
Chief Executive Officer, Secretary and Co-Chairman of the Board

POWER OF ATTORNEY

          Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints W. Gerald Newmin and Janice DiPietro, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Gerald Newmin	Chief Executive Officer, Secretary and Co-Chairman of the Board Principal Executive Officer)	August 15, 2005

W. Gerald Newmin

/s/ Janice DiPietro, Ph.D.	Chief Financial Officer (Principal Financial and Accounting Officer)	August 15, 2005

Dr. Janice DiPietro

/s/ Anthony Cataldo	Director and Co-Chairman	August 15, 2005

Anthony J. Cataldo

/s/ Stephen Chang, Ph.D.	President and Director	August 15, 2005

Stephen Chang, Ph.D.

/s/ Thomas A. Page	Director	August 15, 2005

Thomas A. Page

/s/ Ann Ryder Randolph	Director	August 15, 2005

Ann Ryder Randolph

/s/ Edward Sigmond	Director	August 15, 2005

Edward Sigmond

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Cooley Godward llp
10.1	Amended 2004 Equity Incentive Plan
23.1	Consent of J.H. Cohn LLP, independent registered public accounting firm.
23.2	Consent of Cooley Godward llp is contained in Exhibit 5.1 to this Registration Statement.
24	Power of Attorney is contained on the signature pages.